CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
OF
TXCO RESOURCES INC.

TXCO Resources Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company, adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Eighty Five Thousand (85,000) shares of Series D Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 85,000 shares of Series D Convertible Preferred Stock (the "Preferred Shares"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

(1) Dividends. The holders of the Preferred Shares (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below). Dividends on the Preferred Shares shall commence accruing on November 20, 2007 and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter commencing on the Initial Issuance Date (each, an "Dividend Date") with the first Dividend Date being April 1, 2008. Prior to the payment of Dividends on a Dividend Date, Dividends on the Preferred Shares shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. So long as there has been no Equity Conditions Failure, Dividends shall be payable in shares of Common Stock ("Dividend Shares") or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice (the "Dividend Notice") to each Holder of Preferred Shares at least ten (10) Trading Days prior to the applicable Dividend Date (the "Dividend Notice Date") indicating either that the Dividend is to be paid in cash or confirming that the Dividend shall be paid in Dividend Shares; provided, that if the Dividend Notice indicates payment by the issuance of Dividend Shares, the Dividend Notice shall contain a certification that the Equity Conditions are satisfied (unless waived by the applicable Holders). The Company shall be required to provide a Dividend Notice electing to pay Dividends in cash to the extent that the Equity Conditions are not satisfied as of the Dividend Notice Date. Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the Additional Amount divided by (ii) the Dividend Conversion Price. If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within two (2) Trading Days of the applicable Dividend Date, (X) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y)  if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the Equity Conditions were satisfied as of the Dividend Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Dividend Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)  "Additional Amount" means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/365) and (y) the Stated Value.

(ii)  "AMEX" means the American Stock Exchange.

(iii)  "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(iv)  "Bloomberg" means Bloomberg Financial Markets.

(v)  "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi)  "Calendar Quarter" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vii)  "Change of Control" means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company's voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(viii)  "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(vii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(ix)  "Conversion Amount" means the Stated Value.

(x)  "Conversion Price" means $14.48, subject to adjustment as provided herein.

(xi)  "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xii) "Dividend Conversion Price" means, with respect to any Dividend Date, 95% of the arithmetic average of the Weighted Average Price of the Common Shares on each for the ten (10) consecutive Trading Days immediately preceding the applicable (but not including) such Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(xiii) "Dividend Rate" means (i) six and a half percent (6.5%) per annum and (ii) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, twelve (12%) per annum.

(xiv) "Eligible Market" means the Principal Market, NYSE, AMEX, The NASDAQ Global Market, or The NASDAQ Capital Market.

(xv)  "Equity Conditions" means that each of the following conditions is satisfied: (i) on each day during the period beginning thirty (30) days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the "Registration Statement") filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Common Shares issuable upon conversion of the Preferred Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Shares is designated for quotation on the Principal Market or another Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof or shall have timely paid any Buy In amount occasioned by any failure to timely deliver any Conversion Shares; (iv) any applicable Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof or the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (other than any Dividend Shares not yet issued) or (y) any Common Shares issuable upon conversion of the Preferred Shares not to be eligible for sale without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or any successor rule and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xvi) "Equity Conditions Failure" means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Dividend Notice Date through the applicable Dividend Date or (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Company Conversion Election Notice Date through the applicable Company Conversion Election Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder) , or (iii) with respect to the payment of Dividends only, unless the Company has received any stockholder approval required by the rules of its Principal Market, if the Dividend Conversion Price is less than the Conversion Price.

(xvii) "Excluded Securities" means shares of Common Stock otherwise issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (w) in connection with an Approved Stock Plan; (x) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares or issued as Dividend Shares; (y) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date and (z) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, engaged in an operating business and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(xviii) "Fundamental Transaction" means that the Company shall (or in the case of clause (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xix) "Initial Issuance Date" means November 21, 2007.

(xx)  "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxi)  "Make-Whole Amount" means, as to any Conversion Amount on any Conversion Date, Company Conversion Election on any Company Conversion Election Date, as to any Triggering Event Redemption on any Triggering Event Redemption Date, as to any Change of Control Redemption on any Change of Control Redemption Date or as to any Liquidation Event on the Liquidation Date, the amount of any Dividends that, but for (i) the Holder’s exercise of its conversion right pursuant to Section 2(b), (ii) the Company Conversion Election pursuant to Section 2(d)(viii), (iii) a Triggering Event Redemption pursuant to Section 3(b), (iv) a Change of Control Redemption pursuant to Section 7, or (iv) a Liquidation Event pursuant to Section 8, would have accrued with respect to the Conversion Amount being converted or redeemed in accordance with this Certificate of Designations at the Dividend Rate for the period from the applicable Conversion Date, Company Conversion Election Date, Triggering Event Default Redemption Date, Change of Control Redemption Date, or Liquidation Date, as the case may be, through the third (3rd) anniversary of the Initial Issuance Date discounted to the present value of such interest using a discount rate equal to the prime rate in effect as of such Conversion Date, Company Conversion Election Date, or Triggering Event Redemption Date, Change of Control Redemption Date or Liquidation Date, as applicable, as published in The Wall Street Journal.

(xxii)  "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxiii)  "NYSE" means The New York Stock Exchange, Inc.

(xxiv) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxv) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxvi) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxvii) "Principal Market" means The NASDAQ Global Select Market, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

(xxviii) "Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

(xxix) "Required Holders" means Holders means the Holders of Preferred Shares representing at least 80% of the aggregate Preferred Shares then outstanding.

(xxx) "SEC" means the Securities and Exchange Commission.

(xxxi) "Securities Purchase Agreement" means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of February 28, 2008, as such agreement further may be amended from time to time as provided in such agreement.

(xxxii) "Senior Indebtedness Agreements" means (x) the Company's Amended and Restated Credit Agreement entered into as of April 2, 2007, among the Company, Output Acquisition Corp., TXCO Energy Corp., Texas Tar Sands, Inc., the Lenders (as defined therein), Bank of Montreal, and BMO Capital Markets Corp. (the "Credit Agreement"); (y) the Amended and Restated Term Loan Agreement, dated as of July 25, 2007, among the Company, Output Acquisition Corp., TXCO Energy Corp., Texas Tar Sands Inc., OPEX Energy, LLC, the Lenders (as defined therein), Bank of Montreal, and BMO Capital Markets Corp. (the "Term Loan Agreement"); and (z) the other related agreements entered into pursuant to the Credit Agreement and the Term Loan Agreement.

(xxxiii) "Series D Preferred Stock" shall mean the Series D Convertible Preferred Stock of the Company, par value $0.001 per share.

(xxxiv) "Stated Value" means $1,000.

(xxxv) "Subscription Date" means November 20, 2007.

(xxxvi) "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(xxxvii) "Trading Day" means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that "Trading Day" shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that all listed or quoted stocks are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xxxviii) "Triggering Event Premium" (A) in the case of the Triggering Events described in Section 3(a)(i), (ii) and (v), 115% or (B) in the case of the Triggering Events described in Section 3(a)(iii) - (iv), 100%.

(xxxix) "Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(xl) "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(vii) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b) Holder's Conversion Right. Subject to the provisions of Section 5, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount
Conversion Price

Notwithstanding the foregoing, at any time following the occurrence and continuance of Triggering Event (as defined below), the Conversion Amount included in the formula above and deemed outstanding for all purposes hereunder (other than the determination of the Redemption Price) shall be equal the product of (x) the Triggering Event Premium and (y) the Conversion Amount.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)  Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 6:00 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 12) (the "Preferred Stock Certificates").

(ii)  Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice, (the "Share Delivery Date"), the Company shall (1) (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (2) pay to the Holder in cash, by wire transfer of immediately available funds, an amount equal to sum of (I) the Make Whole Amount and (II) the Additional Amount. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. For clarity, a Holder may deliver a further Notice of Conversion while awaiting delivery of a replacement Preferred Stock Certificate from the Company. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)  Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders, submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent mathematical error.

(iv)  Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)  Company's Failure to Timely Convert.

(A) Cash Damages. If within three (3) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares, then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), if on or after such third Business Day the Holder’s broker purchases or requires Holder to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the later of (x) the Holder's request and (y) if requested by the Company, the Holder's delivery of evidence of the brokerage transaction related to the Buy-In, and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B)  Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled on or prior to the third (3rd) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.

(vi)  Pro Rata Conversion. Subject to Section 10, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

(vii)  Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Preferred Shares unless the Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder (subject to the provisions of the Securities Purchase Agreement and applicable securities laws) a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(viii)  Conversion at the Company's Election. On any date after the Initial Issuance Date (the "Conversion Election Date"), so long as there has been no Equity Conditions Failure (i) if on each of the thirty (30) consecutive Trading Days immediately preceding the date of the Company Conversion Election Notice, the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price on the Initial Issuance Date (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events during such period) (a "Market Company Conversion Election"), or (ii) if a Change of Control has been consummated (a "Change of Control Company Conversion Election", and together with the Market Company Conversion Election, the "Company Conversion Election"), then the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be converted at the applicable Conversion Rate (in the event of a Change of Control, adjusted as described in Section 7(b)). On the Company Conversion Election Date (as defined below), the Company shall pay to the Holder in cash, by wire transfer of immediately available funds, an amount equal to the sum of (I) the Make-Whole Amount and (II) the Additional Amount (the "Company Conversion Election Cash Amount"). The Company shall exercise its right to Company Conversion Election by providing each Holder written notice ("Company Conversion Election Notice") by facsimile and overnight courier on the Conversion Election Date. The date on which each of such Holders actually receives the Company Conversion Election Notice is referred to herein as the "Company Conversion Election Notice Date." The Company may deliver one (1) Company Conversion Election Notice hereunder and the Company Conversion Election Notice shall be irrevocable. The Company Conversion Election Notice shall indicate (w) the amount of the Company Conversion Election Cash Amount, (x) the date selected by the Company for conversion (the "Company Conversion Election Date"), which date shall be not less than thirty (30) Trading Days or more than sixty (60) Trading Days after the Company Conversion Election Notice Date, and (y) each Holder's Conversion Amount subject to this Company Conversion Election (the "Company Conversion Election Amount"). Subject to the satisfaction of all the conditions of this Section 2(d)(viii), including, without limitation, the payment of the Company Conversion Election Cash Amount on the Company Conversion Election Date, on the Company Conversion Election Date each Holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such Holder's Company Conversion Election Amount. Notwithstanding the above, any Holder may convert such shares (including Preferred Shares selected for conversion hereunder which shall reduce such Holder's Company Conversion Election Amount) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Conversion Election Date. Notwithstanding anything set forth herein to the contrary, (x) the Company shall be permitted to convert any Conversion Amount of any Holder in connection with a Change of Control Company Conversion Election without regard to any limitations on conversion set forth in Section 5 hereof and (y) in connection with any Market Company Conversion Election, (A) to the extent the Common Shares to be issued to any Holder pursuant to a Company Conversion Election would result in a violation of Section 5 hereof, the Company Conversion Election Amount shall be automatically reduced such that the Common Shares to be issued to any Holder pursuant to such Company Conversion Election would not result in a violation of Section 5 hereof (the Conversion Amount not converted pursuant to such Market Company Conversion Election, the "Remaining Conversion Amount") and (B) such Holder shall, during the ninety day period after the Company Conversion Election Date with respect to such Market Company Conversion Election (the "Exit Period"), either (I) voluntarily convert such Remaining Conversion Amount in accordance with Section 2(b) during the Exit Period or (II) on the first (1st) Trading Day immediately following the Exit Period, be deemed to have submitted a Conversion Notice with respect to any Remaining Conversion Amount that was not converted during the Exit Period.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Notices.

(A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(vii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

(i) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice or the Transfer Agent's notice, at the Company's direction, written or oral, to any Holder, including by way of public announcement, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(ii) the Company's failure to pay to the Holder any amount of under this Certificate of Designations (including, without limitation, the Company's failure to pay any redemption amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, if such failure continues for a period of at least ten (10) Business Days;

(iii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries, any of which such orders or decrees is not dismissed within sixty (60) days; or

(v) the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least fifteen (15) Business Days after notice from any Holder of the existence of such breach (it being understood that no prior notice need be given in the case of a breach that cannot reasonably be cured within fifteen (15) Trading Days or of which the Holder would not reasonably have had knowledge of such breach by reference solely to filings made by the Company with the SEC in accordance with the 1934 Act and available on EDGAR).

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder's option, but subject to the limitations in Section 3(f) below, to require the Company to redeem all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) the product of (A) the Triggering Event Premium and (B) the sum of (x) the Conversion Amount, (y) the Make-Whole Amount and (z) the Additional Amount and (ii) the sum of (I) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the greater of (x) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event, (y) the Closing Sale Price of the Common Stock on the Trading Day immediately after such Triggering Event and (z) the Closing Sale Price of the Common Stock on the Trading Day the Holder delivers the Notice of Triggering Event (as defined below), (II) the Make-Whole Amount and (III) the Additional Amount (the "Redemption Price").

(c) Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the Company becomes aware of the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each Holder. At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event and ending fifteen (15) Business Days after the later of (x) the date the Company has cured such Triggering Event and (y) the date the Company provides written notice to the Holder that such Triggering Event has been cured, any Holder of Preferred Shares then outstanding may require the Company to redeem (a "Triggering Event Redemption") up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall immediately notify each Holder by facsimile of the Company's receipt of such notice(s). Subject only to the limitations set forth in Section 3(f), the Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the "Triggering Event Redemption Date") the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(vii), a Holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company's redemption of any Preferred Shares under this Section 3, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

(f) Suspension of Redemption Payment Right. Each Holder hereby agrees that, to the extent the Senior Indebtedness Agreements prohibit the Company's payment of the Redemption Price on the Triggering Event Redemption Date and the lenders pursuant to such Senior Indebtedness Agreements have not waived such provisions or otherwise consented to the payment of the Redemption Price on or prior to such Triggering Event Redemption Date, the Company shall not be obligated to pay the Redemption Price to each Holder prior to October 31, 2012 unless all of the Company’s obligations under the Senior Indebtedness Agreements have been indefeasibly satisfied prior to that date, nor after October 31, 2012 unless all of the Company’s obligations under the Senior Indebtedness Agreements have been indefeasibly satisfied. Nothing in this Section 2(f) shall be deemed to limit or otherwise effect a Holder's right to voluntarily convert the Preferred Shares in accordance with Section 2 above or otherwise exchange or convert such Preferred Shares for or into other Convertible Securities, Options or other capital stock of the Company as may be agreed to by the Company and such Holders.

(g) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(vii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4) Other Rights of Holders.

(a) Assumption. Unless (x) the Company has provided a Company Conversion Election Notice and completed (or undertaken to complete on the Change of Control Date) a Company Conversion or (y) all Holders of Preferred Shares have elected Change of Control Redemption or converted their Preferred Shares in connection with a Change in Control (or some combination thereof) in accordance with Section 7,then the Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares.

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5) Limitation on Beneficial Ownership. Notwithstanding anything herein to the contrary, other than the last sentence of Section 2(d)(viii), the Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% ("Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities (excluding the Preferred Shares, but including, without limitation, any other Convertible Securities, Options, any call, put or other right to acquire Common Stock granted or issued by the Company to such Holder or any of its affiliates) of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Likewise, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would cause such Holder (together with its affiliates) to be deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 8-K, Form 10-Q or Form 10-K as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than three (3) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% nor less than 4.99% as specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(6) Reservation of Shares.

(a) The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 110% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount"); provided, further, that any Dividend Shares issued by the Company shall not be issued from any Common Stock so reserved. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(7) Change of Control.

(a) Change of Control Redemption Right. No later than fifteen (15) Trading Days prior to the consummation of a Change of Control (such date of consummation of a Change of Control, the "Change of Control Date"), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "Change of Control Notice" and the date of such Change of Control Notice, the "Change of Control Notice Date"). Such Change of Control Notice shall state:

(A)  the events causing the Change of Control;

(B)  the Change of Control Date or anticipated Change of Control Date of such Change of Control;

(C)  the purchase price and whether that price will be paid in cash, shares of common stock, or a combination of cash and shares of common stock; and

(D)  if applicable, the expected determination of the adjustment to the Conversion Price as set forth pursuant to Section 7(b)(iii) below.

Simultaneously with the Change of Control Notice, the Company shall issue a press release and timely file a Form 8-K containing the information contained in the Change of Control Notice.

At any time during the period (the "Change of Control Period") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is one (1) Trading Day prior to the Change of Control Date as set forth in the Change of Control Notice, such Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of such Holder's Preferred Shares by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 7 shall be redeemed by the Company in cash at a price equal to the sum of 103% of the Conversion Amount being redeemed together with 100% of any accrued but unpaid Dividends per Preferred Share and the Make-Whole Amount (the "Change of Control Redemption Price"). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "Change of Control Redemption Date"). To the extent redemptions required by this Section 7 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 7, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 7 may be converted, in whole or in part, by the Holder into Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 7, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 7 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term "Change of Control Redemption Price" being substituted for "Redemption Price" and "Change of Control Redemption Notice" being substituted for "Notice of Redemption at Option of Holder".

(b) Adjustment to the Conversion Rate Upon a Change of Control.

(i) In connection with a Change of Control, if a Holder converts its Preferred Shares at any time beginning on the Change of Control Notice Date and ending at the close of business on the Trading Day immediately prior to the applicable Change of Control Date, the Company will increase the applicable Conversion Rate by a number of additional shares (the "Additional Shares") for such Preferred Shares as described in Section 7(b)(ii) hereof; provided that (A) such increase in the Conversion Rate shall not take place if such Change of Control is not consummated and (B) the Company shall issue shares of Common Stock at the Conversion Rate (without such increase) on or prior to the fifth (5th) Business Day following the Conversion Date and the Additional Shares described in Section 7(b)(iii) hereof will be issued after the later to occur of (x) the fifth (5th) Business Day following the Change of Control Date and (y) the fifth (5th) Business Day following the relevant Conversion Date. On and after the Change of Control Date, Holders entitled to receive Additional Shares pursuant to this Section 7(b)(i) shall receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Change of Control by a holder of the number of shares of Common Stock into which such Preferred Shares were convertible into immediately prior to such Change of Control, after giving effect to any adjustment event, based on the number of Additional Shares set forth above.

(ii) The number of Additional Shares will be determined by reference to the table below, based on the Change of Control Date and the price of the Common Stock (the "Stock Price"). If the consideration for the Common Stock consists solely of cash, then the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price will be the average of the Closing Sale Price per share of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Change of Control Date.

(iii) The following table sets forth the number of Additional Shares per share of Preferred Shares to be added to the Conversion Rate in connection with the Change of Control referred to in Section 7(b)(i):

Number of Additional Shares

Change of Control Date	$12.064	$ 15.00	$17.50	$20.00	$22.50	$ 25.00	$ 27.50	$ 30.00	$ 32.50	$ 35.00	$37.50
11/14/2007	13.8152	13.4466	12.9991	12.2606	9.7310	7.0841	3.8583	2.1139	1.1872	0.3962	0.0060
11/14/2008	13.8152	13.4541	12.9801	12.2097	9.6136	6.9695	3.8180	2.1062	1.1768	0.3917	0.0059
11/14/2009	13.8152	13.4520	12.9499	12.1531	9.5252	6.8696	3.7825	2.0993	1.1675	0.3875	0.0057
11/14/2010	13.8152	13.4353	12.9289	12.1146	9.4654	6.8170	3.7650	2.0963	1.1634	0.3857	0.0056
After 11/14/2011	13.8152	13.4295	12.9232	12.1117	9.4682	6.8197	3.7660	2.0964	1.1636	0.3858	0.0056

The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Preferred Shares are adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

(c) The exact Stock Price and Change of Control Date may not be set forth in the table, in which case:

(i) if the Stock Price is between two Stock Prices in the table or the Change of Control Date is between two Change of Control Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Change of Control Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is in excess of $37.50 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate; and

(iii) if the Stock Price is less than or equal to $12.064 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 100 shares of Common Stock for each share of Preferred Shares, subject to adjustment as set forth in Section 2(f) hereof. Further, unless the Company has received any stockholder approval required by the rules of its Principal Market, if the Stock Price is less than $14.48, then the actual Additional Shares to be added to the Conversion Rate shall equal the Additional Shares issuable in such Change of Control assuming a Stock Price equal to $15.00 and, in addition to the foregoing, the Company shall also pay to each Holder an additional amount in cash, by wire transfer in U.S. dollars and immediately available funds, equal to the product of (i) the Stock Price and (ii) the difference of (x) such number of Additional Shares issuable in such Change of Control assuming a Stock Price of less than $14.48, less (y) such number of Additional Shares issuable hereunder in such Change of Control assuming a Stock Price of $15.00.

(8) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (x) the Conversion Amount, (y) the Additional Amount and (z) the Make-Whole Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each Holder of Preferred Shares and Pari Passu Shares shall receive (the date of each Holder's receipt of the Liquidation Funds, the "Liquidation Date") a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event. The Series D Preferred Stock shall rank pari passu with the Series E Preferred Stock, par value $0.01, of the Company as to priority of payment of dividends and receipt of any liquidation preference based upon the Stated Value of each outstanding share of each such series.

(9) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital stock (other than the Series D Preferred Stock authorized to be issued on the terms thereof as of the Subscription Date or otherwise pursuant to the Securities Purchase Agreement) that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation (other than pursuant to a Change of Control), the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.

(10) [RESERVED]

(11) Vote to Change the Terms of or Issue Preferred Shares. The Preferred Shares shall not vote except as required by law or as set forth in this Section 11. Except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Shares; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company (other than the authorization or creation of the Series D Preferred Stock or the Series E Preferred Stock as provided for in the Securities Purchase Agreement); (x) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services) other than purchases not to exceed $250,000 per fiscal year; (y) pay dividends or make any other distribution on the Common Stock; or (z) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(13) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(14) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(15) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words "holder of Securities" for the word "Buyer").

(17) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(18) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(19) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by James E. Sigmon, its President, as of the 3rd day of March, 2008

TXCO RESOURCES INC.

By:	/s/ James E. Sigmon
Name: James E. Sigmon Title: President

EXHIBIT I

TXCO RESOURCES INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of TXCO Resources Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of TXCO Resources Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion:____________________________________________________________________________

Number of Preferred Shares to be converted:_________________________________________________________

Stock certificate no(s). of Preferred Shares to be converted:______________________________________________

Tax ID Number (If applicable):____________________________________________________________________

Please confirm the following information:___________________________________________________________________

Conversion Price:______________________________________________________________________________

Number of shares of Common Stock to be issued:____________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________________________
         __________________________________________

Address: _________________________________________________

Telephone Number: _________________________________________

Facsimile Number:___________________________________________

Authorization:______________________________________________

By:_______________________________
Title:______________________________

Dated:

Account Number (if electronic book entry transfer):_________________________________________

Transaction Code Number (if electronic book entry transfer):__________________________________

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated March 4, 2008 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

TXCO RESOURCES INC.

By:
Name:
Title: